Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Imago BioSciences, Inc.

at

$36.00 Per Share in Cash

Pursuant to the Offer to Purchase dated December 12, 2022

by

M-Inspire Merger Sub, Inc.,

a wholly owned subsidiary of

Merck Sharp & Dohme LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, EASTERN TIME, ON JANUARY 10, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

December 12, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

M-Inspire Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Merck Sharp & Dohme LLC (“Parent”), a New Jersey limited liability company, is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Imago BioSciences, Inc., a Delaware corporation (“Imago”), at a purchase price of $36.00 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.    The Offer to Purchase dated December 12, 2022.

2.    The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with Internal Revenue Service Form W-9.

3.    A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.    Imago’s Solicitation/Recommendation Statement on Schedule 14D-9.

5.    A return envelope addressed to American Stock Transfer & Trust Company, LLC (the “Depositary”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, EASTERN TIME, ON JANUARY 10, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 19, 2022 (the “Merger Agreement”), by and among Parent, Merger Sub and Imago. The Merger Agreement provides, among other things, that after consummation of the Offer, Merger Sub will merge with and into Imago (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Imago continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding as of immediately prior to the Effective Time (other than (i) Shares held in the treasury of Imago or Shares owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time and (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to deduction for any required tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Board of Directors of Imago has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Imago and its stockholders; (ii) declared that it is advisable for Imago to enter into the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iii) approved the execution, delivery and performance by Imago of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iv) elected to consummate the Merger pursuant to Section 251(h) of the DGCL; and (v) recommended that Imago’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is conditioned upon, among other things: (i) there having been validly tendered, and not withdrawn, that number of Shares that, when added to the Shares, if any, then owned beneficially by Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares then issued and outstanding as of the expiration of the Offer and (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the transactions under the Merger Agreement. The Offer is also subject to the other conditions described in the Offer to Purchase.

In all cases, Merger Sub will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of non-certificated Shares represented by book-entry) or, in the case of shares held in “street” name that are being tendered by book-entry transfer (“Street Name Shares”), confirmation of book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of Street Name Shares, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. For the avoidance of doubt, no holder of record of Street Name Shares entitled to receive payment shall be required to deliver a certificate or an executed Letter of Transmittal to the Depositary to receive the payment in respect of such Street Name Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmation of book-entry transfer with respect to Street Name Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction or any administrative or judicial action pursuant thereto. Merger Sub may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or any other person (other than Innisfree M&A Incorporated (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers.

Any stock transfer taxes applicable to the sale of Shares to Merger Sub pursuant to the Offer will be paid by Merger Sub, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

PLEASE NOTE THAT MERGER SUB IS NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES. Therefore, stockholders must allow sufficient time for the necessary tender procedures prior to the expiration of the Offer. In addition, for stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to the expiration of the Offer. Stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the expiration of the Offer will be disregarded and of no effect.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Merck Sharp & Dohme LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, MERGER SUB, IMAGO, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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